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                                                                    EXHIBIT 10.1


                SETTLEMENT AGREEMENT, WAIVER AND GENERAL RELEASE

         THIS SETTLEMENT AGREEMENT, WAIVER AND GENERAL RELEASE (this "Agreement") is made as of February __, 2003, by and between Sterling Chemicals, Inc., a Delaware corporation ("Sterling"), and Frank P. Diassi c/o Vinson & Elkins LLP, 2300 First City Tower, 1001 Fannin Street, Houston, Texas, 77002-6760 ("Mr. Diassi" and, together with Sterling, the "Parties").

                                   BACKGROUND

1. On July 16, 2001, Sterling Chemicals Holdings, Inc. ("Holdings") and certain of its direct and indirect subsidiaries, including Sterling (together, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"). The Debtors' bankruptcy cases are being jointly administered by the Bankruptcy Court under Case No. 01-37805-H4-11. The Debtors, together with their direct and indirect subsidiaries are collectively referred to herein as the "Company").

2. On December 13, 2001 and November 13, 2002, respectively, Mr. Diassi filed a proof of claim and an administrative claim (together, the "Claim") in the Debtors' bankruptcy case. By his Claim, Mr. Diassi sought to recover, among other things, benefits allegedly owed to him under the terms of a Third Amended and Restated Key Employee Protection Plan, an Amended and Restated Retention Bonus Plan, and an Amended and Restated Supplemental Pay Plan, as amended (together, the "Benefit Plans"). Each of the Benefit Plans is or was maintained by Holdings and Sterling.

3. The Debtors objected to Mr. Diassi's Claim. In doing so, the Debtors asserted that Mr. Diassi is not entitled to benefits under any of the Benefit Plans. On November 21, 2002, the Bankruptcy Court entered an order confirming a Plan of Reorganization in the Debtors' bankruptcy case (the "Plan of Reorganization").

4. An arbitration proceeding (the "Arbitration") was initiated to resolve certain aspects of Mr. Diassi's Claim, and the Arbitration is being administered by the Dallas Office of the American Arbitration Association ("AAA") at Case Number 70 116 00171 02.

5. Sterling and Mr. Diassi wish to resolve Mr. Diassi's Claim, including any and all disputes arising from Mr. Diassi's employment with the Company or his participation in the Benefit Plans, on the terms and conditions set forth below.

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         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

         Section 1. Allowed Administrative Claim: Subject to the terms and conditions of this Agreement and of the Plan of Reorganization, Mr. Diassi's Claim shall be Allowed as an Administrative Claim in the amount of: (a) $300,000; plus (b) an additional amount of $150,000 as reimbursement in full for attorneys' fees incurred by Mr. Diassi in pursuing his Claim.

         Section 2: Mutual Release and Waiver of all Claims: Subject to the terms and conditions of this Agreement, Mr. Diassi hereby releases and waives -- for himself and for his heirs, spouse, representatives, attorneys, executors, administrators and assigns -- any and all claims, whether at law, equity, by statute or contract, that he has or may have against, the Company, or any of their respective bankruptcy estates, officers, directors, shareholders, employees, agents, administrators, trustees or fiduciaries, arising out of or in any way related to Mr. Diassi's employment by or service for Sterling or the Debtors. This release of claims includes, but is not limited to, claims under the Benefit Plans, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the Allowed Administrative Claim provided for under Section 1 of this Agreement); claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; whistle blower claims, claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual preference, union action or veteran status; claims under the Texas Commission on Human Rights Act, Texas Labor Code Section 21.001, et seq., the Texas Workers' Compensation Act, Texas Labor Code Section 451.001, Texas Payday Law, Title II, Chapter 61 and Texas Labor Code; claims based on legal restrictions on Sterling's right to terminate, not to hire or promote employees, or to change an employee's compensation; and claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, 29 U.S.C. Section 206(d)(1); the Age Discrimination in Employment Act ("ADEA"); the Americans with Disabilities Act; the Labor Management Relations Act; and the Employee Retirement Income Security Act ("ERISA"). Subject to the terms and conditions of this Agreement, Sterling hereby releases and waives any and all claims, whether at law, equity, by statute or contract, that it has or may have against Mr. Diassi arising out of or in any way related to Mr. Diassi's employment by or service for the Company.

         Section 3. Taxes: Mr. Diassi acknowledges and agrees that a $300,000 portion of the Allowed Administrative Claim described in Section 1 of this Agreement represents settlement of a disputed claim for benefits under the Benefit Plans and, as such, shall constitute "wages" subject to employment taxes under Subtitle C of the Internal Revenue Code of 1986, as amended. Mr. Diassi further acknowledges and agrees that he is fully responsible for the payment of any

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and all federal and state income taxes that may apply with respect to any and all amounts received pursuant to the Allowed Administrative Claim described in Section 1 of this Agreement.

         Section 4. Conditions to Effectiveness: The Parties acknowledge and agree that this Agreement and the waivers and releases contained herein shall not be or become effective unless and until the following conditions are satisfied:

         (i) this Agreement shall have been executed and delivered by the Parties; and

         (ii) the Bankruptcy Court shall have issued an order approving the terms of the Agreement

         Section 5. Non-Disparagement: Subject to Section 7 below: (i) the Company agrees that it will not make any statements to third parties that are intended to disparage, discredit or injure the reputation of Mr. Diassi; and
(ii) Mr. Diassi agrees that he will not make any statements to third parties that are intended to disparage, discredit or injure the reputation of the Company or any of their respective bankruptcy estates, officers, directors, shareholders, employees, agents, administrators, trustees or fiduciaries. Mr. Diassi further agrees that he will not do anything that would in any way tend to harm the Company's good will and relationships with customers, suppliers and others having business dealings with the Company. Nothing in this Section 5 shall obligate either Party to commit perjury or violate any law or court order.

         Section 6. Cooperation: Mr. Diassi agrees that, if reasonably requested by the Company, he will be reasonably available to, and will cooperate in all reasonable respects with the Company or any of its respective bankruptcy estates, officers, directors, shareholders, employees, agents, administrators, trustees or fiduciaries, and their respective counsel in connection with any litigation, proceeding or investigation (administrative, civil or criminal). It is understood and agreed that Mr. Diassi shall not be required to devote more than one day of his time pursuant to any particular request by the Company under this Section 6 unless the Parties shall have mutually agreed upon the amount of reasonably compensation to be paid to Mr. Diassi therefore. Upon written request accompanied by appropriate documentation, the Company agrees to reimburse Mr. Diassi for any reasonably expenses incurred by Mr. Diassi in connection with any actions taken by him pursuant to this Section 6.

         Section 7. Revocation: For a period of seven (7) calendar days following his execution of this Agreement, Mr. Diassi may revoke the Agreement. Said revocation must be in writing and must be delivered by telefacsimile and by registered or certified mail, postmarked within seven (7) days of execution of this Agreement, to:

                    Thomas S. Gigot
                    Groom Law Group, Chtd.
                    1701 Pennsylvania Avenue, N.W.
                    Washington, D.C. 20006
                    Phone (202) 861-9384
                    Telefacsimile (202) 659-4503

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The Agreement shall not become effective or enforceable until the revocation period has expired.

         Section 8. Binding Effect. This Agreement shall insure to the benefit of, and shall be binding upon the Parties and their respective heirs, successors, permitted assigns, trustees and representatives.

         Section 9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         Section 10. Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.


         Section 11. Governing Law. This Agreement Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.

         Section 12. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Parties with respect to the matters covered hereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the Parties concerning the subject matter hereof except as set forth herein.

         Section 13. Arbitration. Upon satisfaction of the Conditions to Effectiveness, the Parties shall notify the AAA that Mr. Diassi's Claim has been settled. Mr. Diassi shall withdraw all claims pending in the Arbitration and request that the AAA close the arbitration proceedings. Any outstanding fees and costs of the Arbitration, including the Arbitrator's fee, shall be borne equally by the Parties.

         Section 14. Acknowledgements, Representations and Warranties: Mr. Diassi, in connection with his execution of this Agreement, acknowledges that: he is waiving rights or claims arising under the Age Discrimination in Employment Act and ERISA; he has been advised by Sterling to consult with an attorney prior to executing this Agreement; he has a period

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of 21 days in which to consider this Agreement; and for a period of 7 days following execution of this Agreement, he may revoke the Agreement (pursuant to Section 5), and that the Agreement shall not become effective and enforceable until that 7-day revocation period has expired. Mr. Diassi further represents and warrants that he has completely read this Agreement prior to executing it, has had an opportunity to review it and to understand its terms, contents, conditions and effects and has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.


FRANK P. DIASSI

/s/ Frank P. Diassi
-----------------------------------


STERLING CHEMICALS, INC.

BY: /s/ Rick K. Crump
   --------------------------------

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